AMENDMENT TO RIGHTS AGREEMENT

              AMENDMENT dated as of December 20, 1994 (this "Amendment") of an Amendment and Restatement of a Rights Agreement dated as of August 8, 1989
(the "Agreement") between CBI Industries, Inc., a Delaware corporation (the "Company), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"). Terms used but not defined in this Amendment shall have the meaning set forth in the Agreement.

W I T N E S S E T H

              WHEREAS, on March 4, 1986, the Board authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding on the Record Date, and contemplates the issuance of one Right (subject to adjustment) for each share of Common Stock of the Company issued (whether from the treasury or as an initial issuance) between the Record Date and the Distribution Date and in certain circumstances thereafter, each Right representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the Certificate of Designation, Preferences and Rights attached as Exhibit A to the Agreement; and

              WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders that the Agreement be amended as set forth in this Amendment;

              NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

              1. Paragraph 1.1 of Section 1 of the Agreement is hereby amended to replace the figure "20%" in each of the sixth, thirteenth and sixteenth lines of such Paragraph with the figure "10%".

              2. Paragraph 3.1(b) of Section 3 of the Agreement is hereby amended to replace the figure "20%" in the penultimate line of such Paragraph with the figure "10%".

              3. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment. The Rights Agent shall not be under any responsibility in respect of the validity of this Amendment or the execution and delivery hereof (except the due execution hereof by the Rights Agent).

              4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

              5. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

              6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                           CBI INDUSTRIES, INC.



By: /s/ Charlotte C. Toerber               By:  /s/ John E. Jones
    ________________________                    __________________
Name:  Charlotte C. Toerber                Name:  John E. Jones
Title: Associate General Counsel &         Title:  President, Chief Executive
       Secretary                                   Officer & Chairman of the
                                                   Board

Attest:                                      FIRST CHICAGO TRUST COMPANY
                                             OF NEW YORK.



By: /s/ Joanne Gorostiola                         By:  /s/Ralph Persico
   ______________________                       _________________
Name:  Joanne Gorostiola                          Name:  Ralph Persico
Title: Assistant Vice President            Title:  Customer Service Officer